Exhibit 99.1

             Ibis Technology Names Charles M. McKenna, Ph. D as CEO

    Current President and CEO Martin Reid to Continue as Executive Chairman

     DANVERS, Mass.--(BUSINESS WIRE)--Nov. 20, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced that Dr. Charles M. McKenna, who had been serving as the Company's Executive Vice President and Chief Operating Officer, has assumed the role of President and Chief Executive Officer, effective immediately. Martin Reid, the Company's President and CEO, will assume the role of Executive Chairman and continue with his day to day duties at the Company in the areas of market development and business strategy and as a Director.

     Commenting on the transition, Martin J. Reid said "We have benefited greatly from Chuck's technology leadership since he joined us last year. I am delighted about this development and I look forward to supporting his efforts and advancing SIMOX technology with our customers."

     McKenna joined the Company in July 2005 as Executive Vice President and Chief Operating Officer. Prior to joining Ibis, Dr. McKenna served as Executive Vice President, Automation Systems, and Chief Technology Officer at Brooks Automation and between July, 2000 and July 2003, and as Chief Operating Officer and Chief Technology Officer at Varian Semiconductor Equipment Associates (VSEA) from April, 1999 to January, 2000. Leading up to the spin-out of VSEA, he was General Manager of Varian's ion implant business for ten years. Earlier, he held various management and engineering positions at Varian, IBM and Hughes Research Lab. Dr. McKenna holds a Bachelor's degree in Physics from St. Joseph's University (PA) and a Ph.D. in nuclear physics from Florida State.

     About Ibis Technology

     Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the Company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

     This release contains express or implied forward-looking statements regarding, among other things, (i) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the timing of SUMCO's ramping to production quantities on their i2000 implanters (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (v) the Company's plan to focus on supplying implanters to wafer manufacturers, (vi) the Company's expectations regarding future orders for i2000 implanters, (vii) the adequacy of the Company's cash resources for continuing and future operations, and (viii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of November 20, 2006, and Ibis undertakes no duty to update this information unless required by law.


     CONTACT: Company Contact:
              William J. Schmidt
              Chief Financial Officer
              Ibis Technology Corporation
              Phone: (978) 777-4247
              or
              IR Agency Contact:
              Bill Monigle
              President
              Bill Monigle Associates
              Phone: (941) 497-1622